Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-3 No. 333-284905) of Birkenstock Holding plc, and

(2) Registration Statement (Form S-8 No. 333-274968) pertaining to the 2023 Omnibus Incentive Plan and 2023 Employee Share Purchase Plan of Birkenstock Holding plc

of our reports dated December 18, 2025, with respect to the consolidated financial statements of Birkenstock Holding plc and the effectiveness of internal control over financial reporting of Birkenstock Holding plc included in this Annual Report (Form 20-F) for the year ended September 30, 2025.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft
Cologne, Germany
December 18, 2025